                                                                     EXHIBIT 4.4

                         THIRD SUPPLEMENTAL INDENTURE
                           BETWEEN THE PANTRY, INC.
                                      AND
                       IBJ SCHRODER BANK & TRUST COMPANY


     THIS THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 23rd day of October, 1997 by and between THE PANTRY, INC., a Delaware corporation (hereinafter the "Company"), LIL' CHAMP FOOD STORES, INC., a Florida corporation ("Lil' Champ"), and IBJ SCHRODER BANK & TRUST COMPANY, a banking company organized under the laws of the State of New York, as trustee (hereinafter the "Trustee").

                               R E C I T A L S:
                               - - - - - - - -

     WHEREAS, the Company and the Trustee have entered into an Indenture dated November 4, 1993, a Supplemental Indenture dated December 4, 1995 and a Second Supplemental Indenture dated as of October 23, 1997 (as so amended, the "Indenture"; all terms defined in the Indenture shall have the same meaning in this Supplemental Indenture unless otherwise defined herein); and

     WHEREAS, the Company has entered into certain financing and related transactions (the "Transactions") which benefit the Company and its Subsidiaries; and

     WHEREAS, it is a requirement of the Transactions that the Subsidiaries of the Company guarantee the obligations of the Company under the Indenture; and

     WHEREAS, Lil' Champ has become a Subsidiary of the Company as of the date hereof; and

     WHEREAS, the Boards of Directors of the Company and Lil' Champ have determined that it is in the best interests of the Company and Lil' Champ to make Lil' Champ a guarantor of the obligations of the Company under the Indenture; and

     WHEREAS, Article XIV of the Indenture provides for the terms and conditions of the guarantee of the obligations of the Company under the Indenture by the Subsidiaries of the Company.

     NOW THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Company's 12% Senior Notes due 2000:

     1. For value received, Lil' Champ hereby agrees to become a party to the Indenture as a Guarantor under and pursuant to Article XIV of the Indenture and to jointly and severally unconditionally guarantee to the Holders of the Securities (a) the due and punctual payment of the principal of, and premium, if any, and interest on the Securities, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the
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Trustee, all in accordance with the terms set forth in Article XIV of the
Indenture, and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Lil' Champ further agrees to waive and not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

     2. Upon the execution and delivery of this Supplemental Indenture by the Company, Lil' Champ and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes. Upon the receipt by the Trustee of (i) an Officers' Certificate certifying that such conditions have been satisfied, or waived by the Company, and (ii) an Opinion of Counsel to the effect set forth in Section
9.6 of the Indenture, the amendments set forth herein shall become operative.

     3. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

     4. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

     5. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6. Nothing in this Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

     7. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

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     8.   This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

     9. This Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


                                  SIGNATURES

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                            Company:

                                            THE PANTRY, INC.
[CORPORATE SEAL]

Attest: /s/ JON D. RALPH                    By:  /s/ WILLIAM T. FLYG
        --------------------------               -------------------------------
        Asst. Secretary                     Title:  Senior Vice President
        --------------------------                  ----------------------------


                                            Guarantors:

                                            LIL' CHAMP FOOD STORES, INC.,
[CORPORATE SEAL]

Attest:  /s/ JON D. RALPH                   By:  /s/ WILLIAM T. FLYG
         -------------------------               -------------------------------
         Asst. Secretary                    Title:  Executive Vice President
         -------------------------                  ----------------------------



                                            Trustee:

                                            IBJ SCHRODER BANK & TRUST COMPANY


   Attest:                                     By:  /s/ STEPHEN J. GIURLANDO
                                                 -------------------------------
By:      /s/                                Title:  Assistant Vice President
         -------------------------                  ----------------------------

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